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EXHIBIT 11.1

December 11, 2002

Coca-Cola HBC S.A.

Code of Ethics for Senior Officers and Directors

CODE OF ETHICS FOR
SENIOR EXECUTIVE OFFICERS AND DIRECTORS

Introduction

        The Company's Board of Directors has adopted this code of ethics (this "Code") applicable to its Managing Director, Chief Financial Officer, Corporate Controller, General Counsel, Director of Corporate Audit, Director of Tax and Treasury, Human Resources Director, Director of Shared Services, Commercial Director, Director of Public Affairs and Communications, Director of Investor Relations and the Regional Directors, as well as to its members of the Board of Directors (the "Covered Officers and Directors") to prevent wrongdoing and promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations.

Honest and Ethical Conduct

        Each Covered Officer and Director owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid within the constraints of Company confidentiality (which is always subject to any legally mandated disclosure). Deceit and subordination of principle are inconsistent with integrity, which requires observation of both the form and the spirit of governmental laws, rules and regulations, accounting standards and Company policies, as well as adherence to high standards of business ethics.

Conflicts of Interest

        A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. Conflicts of interests should be avoided. A Covered Officer or Director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his family or her family, or for any other person. Each Covered Officer and Director is required to discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Chairman of the Audit Committee.

Corporate Opportunities

        Covered Officers and Directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Covered Officers and Directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, Covered Officers and Directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

        Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Covered Officers and Directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult with the Chairman of the Audit Committee beforehand.

Fair Dealing

        The Company has a history of succeeding through honest business competition. The Company does not seek competitive advantages through illegal or unethical business practices. Each Covered Officer and Director should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees. No Covered Officer or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice, including giving or receiving bribes, kickbacks or any other unlawful payment of any kind. Each Covered Officer and Director who is in doubt as to whether a certain action or omission could constitute unfair dealing should consult with the Chairman of the Audit Committee.

Confidentiality

        In carrying out the Company's business, Covered Officers and Directors often learn confidential or proprietary information about the Company, its customers or suppliers. Covered Officers and Directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Securities Laws and Insider Trading

        Trading in stocks or securities based on non-public information, or providing non-public information to others, including family and friends, so that they may trade, is illegal and may result in prosecution. Covered Officers and Directors may not buy or sell stocks or securities of Coca-Cola HBC or another company based on non-public information or convey non-public information to others so that they can trade on the stock or securities of Coca-Cola HBC or another company.

        Non-public information, for purposes of this subsection, is any information that has not been disclosed or made available to the general public. Non-public information includes items such as financial or technical data, plans for acquisitions or divestitures, new products, inventions or marketing campaigns, personal information about employees, major contracts, expansion plans, financing transactions, major management changes and other corporate developments.

        It is not always apparent when Covered Officers and Directors can trade in Coca-Cola HBC shares or another company's shares. The Executives Code of Dealing contain specific rules and guidelines as to what constitutes price-sensitive non-public information and sets specific conditions as to when and how Covered Officers and Directors may trade Coca-Cola HBC shares or another company's shares. If Covered Officers and Directors have doubts they should check this code and/or ask for guidance from the General Counsel.

Protection and Proper Use of Company Assets

        Covered Officers and Directors should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

Public Disclosure and Communications with Regulatory Authorities

        The Company strives to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to any regulatory authorities and in any public communications made by the Company.

        The Covered Officers and Directors, among others, are responsible for taking all steps reasonably necessary to cause the disclosure in the reports and documents that the Company files with the Securities and Exchange Commission or any other regulatory authorities, as well as any other public communications to be full, fair, accurate, timely and understandable. The Covered Officers and Directors are required to familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company; they should follow any applicable disclosure controls and procedures and diligently review any documentation in connection with the preparation of the Company's disclosures, including reports by the Company's external advisors. The Covered Officers and Directors are prohibited from knowingly misrepresenting, or causing others to misrepresent, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors.

Compliance with Governmental Laws, Rules and Regulations

        It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Officer and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Waivers of this Code

        From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for Covered Officers or Directors may be made only in writing by the Board of Directors or a committee designated by the Board following the submission of a written request by the interested Covered Officer or Director, and will be disclosed to the extent required by law or regulation.

Internal Reporting of Potential Code Violations

        The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Covered Officer or Director who becomes aware of any existing or potential violation of this Code is required to notify the Chairman of the Audit Committee promptly. Failure to do so is itself a violation of this Code. To encourage reporting of violations, the Company will not allow retaliation for reports made in good faith. In addition, every reasonable effort will be made to ensure the confidentiality of those furnishing information.

Accountability for Adherence to the Code

        The Audit Committee shall take all action it considers appropriate to investigate any violations reported to it, and to enforce this Code with respect to those violations and is exclusively responsible for making a determination that a Covered Officer or Director has violated this Code. The Audit Committee will report to the Board of Directors the outcome of any investigation it conducts concerning potential violations of the Code by Covered Officers or Directors, with a copy to the General Counsel and the Head of Internal Audit, as promptly as possible after completion of the relevant investigation. If a violation has occurred, the Board of Directors on behalf of the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee.

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